Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sanmina-SCI Corporation:

We consent to the use of our report dated November 21, 2011, with respect to the consolidated balance sheets of Sanmina-SCI Corporation (the Company) as of October 1, 2011 and October 2, 2010, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended October 1, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 1, 2011, incorporated herein by reference.

Our report refers to a change in the Company’s accounting for business combinations in 2010.

Santa Clara, California	/s/ KPMG LLP
June 11, 2012